Exhibit 10.5

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This document is to amend the Employment Agreement (the “Agreement”) entered into as of August 16, 2004, by and between DaVita Inc. (“Employer”) and Thomas Usilton (“Employee”), as well as the first amendment to the Employment Agreement, dated December 15, 2006. Specifically, effective December 12, 2008, the parties agree to amend the Agreement as follows:

1.	Section 2.8 is hereby deleted in its entirety and replaced with the following:

“Employer Plane. Employee shall have the right to use the Employer’s airplane, for business purposes, up to 30 hours per year. If Employee is using an airplane other than Encore, then the Chief Executive Officer must approve the use of the plane by Employee in advance. Employee must keep track of all hours and report it annually and may not exceed the allotted hours in any given year. If Employee does not use all of the allotted hours in any given calendar year, Employer will pay Employee a bonus calculated as follows: Employee shall receive one half of the hourly or the variable costs that would have been incurred by Employer had he used an Encore airplane for the allotted hours not used. This payment shall be paid in the following calendar year.”

2.	Section 3.3 is hereby deleted in its entirety and replaced with the following:

“Other Involuntary Termination. Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. Except following a Change of Control, as set forth below, or a termination following a Change in Management, as set forth below, if Employer terminates the employment of Employee for reasons other than for death, Material Cause, or Disability, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination, (ii) be entitled to receive a lump-sum payment equal to the Base Salary in effect as of the date of the termination payable within 90 days after the effective date of Employee’s termination of employment; (iii) be entitled to continue to receive during the one-year period following the effective date of such termination (the “Severance Period”) the employee health insurance benefits set forth in Section 2.2 (to the extent Employee can continue to receive such benefits under Employer’s health insurance policies and programs in effect at the effective time of such termination through the exercise of his rights under COBRA, Employee shall elect to receive COBRA benefits, and Employer shall pay Employee’s insurance premiums for COBRA coverage during the Severance Period; provided, however, to the extent such benefits cannot be provided under such policies and programs, Employer shall purchase for Employee reasonably equivalent health insurance benefits during the Severance Period; Employer’s obligation to provide this benefit is subject to the limitation set forth below and subject to the limitation set forth in Section 2.13; and (iv) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. The foregoing notwithstanding, in the event Employee accepts employment (as an employee or as an independent contractor) with another employer during the Severance Period, (x) Employee shall immediately notify Employer of such employment and (y) Employer’s obligation to continue to provide certain health insurance benefits pursuant to clause (iv) of the immediately preceding sentence shall terminate at such time as Employee is insured with reasonably equivalent health benefits under such successor employer’s health benefit plan, so long as Employee uses his best effort to obtain such insurance.

“During the Severance Period, Employee agrees to make himself available to answer questions and to cooperate in the transition of his duties. In addition, Employee agrees to cooperate with Employer in the prosecution and/or defense of any claim, including making himself available for any interviews, appearing at depositions, and producing requested documents. Employer shall reimburse Employee for any out-of-pocket expenses he may incur, including travel costs. To the extent that Employee is required to travel, he is required to work with Employer’s travel department to arrange his travel plans.

“For purposes of this provision, an Employee’s employment has been terminated when Employee is no longer providing services for Employer after a specific date or the level of bona fide services that Employee would perform (as an employee or independent contractor) after a specific date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six month period (or the full period of service if Employee was employed for less than thirty-six months).”

3.	Sections 3.8 is hereby deleted in its entirety and replaced with the following:

“Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below).”

4.	Section 3.9(b) is hereby deleted in its entirety and replaced with the following:

“Constructive Discharge” shall mean the occurrence of any of the following events after the date of a Change of Control without Employee’s express written consent: (i) the scope of Employee’s authority, duties and responsibilities are materially diminished or are not (A) in the same general level of seniority, or (C) of the same general nature as Employee’s authority, duties, and responsibilities with Employer immediately before such Change of Control; (ii) a material change in the geographic location at which the Employee must perform his or her services; or (iii) a material reduction in Employee’s base compensation as in effect on the date of such Change of Control. Notwithstanding the above, the occurrence of any such condition shall not constitute Constructive Discharge unless the Employee provides notice to Employer of the existence of such condition not later than 90 days after the initial existence of such condition, and Employer shall have failed to remedy such condition within 30 days after receipt of such notice.”

5.	Section 3.12 is hereby added, which provides the following:

“Key Employee. Notwithstanding any provision herein to the contrary, in the event that any payment to be made to Employee hereunder (whether pursuant to this Section 3 or any other Section) as a result of Employee’s termination of employment is determined to constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code, and Employee is a “Key Employee” under the DaVita Inc. Key Employee Policy for 409A Arrangements at the time of Employee’s termination of employment, all such deferred compensation payments payable during the first six (6) months following Employee’s termination of employment shall be delayed and paid in a lump sum during the seventh calendar month following the calendar month during which Employee’s termination of employment occurs.”

6.	Section 5 is hereby deleted in its entirety and replaced with the following:

“Excess Parachute Payment. In the event that any payment or benefit received or to be received by Employee in connection with a Change of Control, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement by Employer, any predecessor or successor to Employer or any corporation affiliated (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”)) with Employer or which becomes so affiliated pursuant to the transactions resulting in a Change of Control (collectively all such payments are hereinafter referred to as the “Total Payments”), is deemed to be an “Excess Parachute Payment” (in whole or in part) to Employee within the meaning of Section 280G of the Code, as in effect at such time, no change shall be made to the Total Payments to be made in connection with the Change of Control, except that, in addition to all other amounts to be paid to Employee by Employer, Employer shall, within thirty (30) days of the date on which any Excess Parachute Payment is made, pay to Employee, in addition to any other payment, coverage or benefit due and owing, an amount determined by (i) multiplying the rate of excise tax then imposed by Code Section 4999 by the amount of the “Excess Parachute Payment” received by Employee (determined without regard to any payments made to Employee pursuant to this Section 5) and (ii) dividing the product so obtained by the amount obtained by subtracting (A) the aggregate local, state and Federal income and employment tax rates (including the value of the loss of itemized deductions under Section 68 of the Internal Revenue Code and the phase-out of the personal exemption) applicable to the receipt by Employee of the “Excess Parachute Payment” (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from (B) the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999 of the Code. It is Employer’s intention that Employee’s net after-tax position be identical to that which would have obtained had Sections 280G and 4999 not been part of the Code. For purposes of implementing this Section 5, (i) no portion, if any, of the Total Payments, the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of payment of the Total Payments, shall be taken into account, and (ii) the value of any non-cash benefit or any deferred cash payment included in the Total Payments shall be determined by Employer’s independent auditors in accordance with the principles of Sections 280G of the Code.

“The calculation of the excess parachute payment is as follows: X = Y / (1 - (A + B + C)), where X is the total dollar amount of the Tax Gross-Up Payment, Y is the total Excise Tax imposed with respect to such Change in Control Benefit, A is the Excise Tax rate in effect at the time, B is the highest combined marginal federal income and applicable state income tax rate in effect, after taking into account the deductibility of state income taxes against federal income taxes to the extent allowable, for the calendar year in which the Tax Gross-Up Payment is made, and C is the combined federal and state employment tax rate in effect for the calendar year in which the Tax Gross-Up Payment is made.

“Subject to the provisions of this Section 5, all determinations required to be made under this Section 5, including (i) whether and when a Tax Gross-Up Payment is required, (ii) the amount of such Tax Gross-Up Payment, and (iii) the assumptions to be utilized in arriving at such determination, shall be made by independent auditors of Employer (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Employer and Employee within 15 business days of the receipt of notice from Employee that there has been an Excess Parachute Payment, or such earlier time as is requested by Employer. All fees and expenses of the Accounting Firm shall be borne solely by Employer.

“Any Tax Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by Employer to Employee within thirty (30) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer and Employee.

“In the event that a Tax Gross-Up Payment was not made but should have been made (“Underpayment”), and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment (including, without limitation, penalties and interest), and Employer shall promptly pay the Underpayment to or for the benefit of Employee, and in no event later than the end of the calendar year following the calendar year in which Employee makes payment of the additional Excise Tax.

“In the event that a Tax Gross-Up Payment was made but should not have been made (“Overpayment”), the Accounting Firm shall determine the amount of the Overpayment and Employee shall promptly pay the Overpayment to Employer.

“Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Tax Gross-Up Payment (“Gross-Up Notice”). Employee shall give Employer the Gross-Up

Notice as soon as practicable, but no later than 10 business days after Employee is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date of the Gross-Up Notice (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

(i)	give Employer any information reasonably requested by Employer relating to such claim,

(ii)	take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer,

(iii)	cooperate with Employer in good faith in order effectively to contest such claim, and

(iv)	permit Employer to participate in any proceedings relating to such claim.

“Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed on Employee as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5, Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. In the event that Employer elects to contest the tax, Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine. If Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, on an interest–free basis, for any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. In the event that the Internal Revenue Service requests an extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due, such an extension may, at the election of Employee, be limited solely to such contested amount. Furthermore, Employer’s control of the contest shall be limited to issues with respect to which a Tax Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

“If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 5, Employee becomes entitled to receive any refund with respect to such claim, Employee shall promptly pay Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Employer pursuant to this Section 5, a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Tax Gross-Up Payment to be paid.

“Notwithstanding anything to the contrary in this Section 5, in the event that a Tax Gross-Up Payment is made before the date on which Employee actually owes the Excise Tax, then the amount of the payment shall be discounted using the applicable interest rate, i.e., the prime rate, used to compute the present value of an amount at the same time in the future for purposes of computing the Excise Tax.”

In all other respects, and with the exception of the previous amendment, the Agreement remains unchanged and in full force and effect.

DAVITA INC		EMPLOYEE

By	/s/ Laura Mildenberger	By	/s/ Thomas Usilton
	Laura Mildenberger		Thomas Usilton
Chief People Officer

Approved as to Form

/s/ Steven M. Cooper
Steven M. Cooper
Assistant General Counsel – Labor

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